Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-228068) pertaining to the Amended and Restated 2015 Share Incentive Plan of OneSmart International Education Group Limited of our report dated December 27, 2018, with respect to the consolidated financial statements of OneSmart International Education Group Limited included in this Annual Report (Form 20-F) for the year ended August 31, 2018.

/s/ Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

December 27, 2018